Exhibit 8.1

GREENBERG TRAURIG, LLP

One Vanderbilt Avenue New York, NY 10017 212-801-9200 Fax: 212-801-6400 www.gtlaw.com

November 21, 2022

CNH Capital Receivables LLC

6900 Veterans Boulevard

Burr Ridge, Illinois 60527

CNH Equipment Trust 2022-C

6900 Veterans Boulevard

Burr Ridge, Illinois 60527

Re:	CNH Capital Receivables LLC Registration Statement on Form SF-3 (No. 333-262954)

Ladies and Gentlemen,

We have acted as tax counsel for CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”), and for CNH Equipment Trust 2022-C, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned registration statement (together with the exhibits and any amendments thereto, the “Registration Statement”), and (b) the offering of the publicly offered Class A-1 Asset Backed Notes, Class A-2 Asset Backed Notes, Class A-3 Asset Backed Notes and Class A-4 Asset Backed Notes (collectively, the “Offered Notes”) described in the related prospectus dated November 17, 2022 (the “Prospectus”), which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Offered Notes will be issued on or about November 23, 2022, by CNH Equipment Trust 2022-C, a trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as trustee (the “Trust Agreement”). The Offered Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and Citibank, N.A., as indenture trustee.

In that connection, we are generally familiar with the proceedings required to be taken by the Company in connection with the proposed authorization and issuance of the Offered Notes and have examined copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement and forms of the Indenture and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. We will not seek tax rulings from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that the IRS may not take positions contrary to those stated in our opinions.

Based on the foregoing, and assuming that the Operative Documents with respect to the Offered Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements set forth in the Prospectus relating to the Offered Notes under the captions “Summary of Terms—Tax Status” and “Material U.S. Federal Income Tax Consequences” (to the extent such statements constitute matters of federal law or legal conclusions with respect thereto) are based upon reasonable interpretations of existing United States federal tax law. To the extent that such discussions expressly state our opinion, or state that our opinion has been or will be provided as to the Offered Notes, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that the conclusions of United States federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, the Prospectus or this letter.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP